                            HAWKER PACIFIC AEROSPACE
                          CERTIFICATE OF DETERMINATION
                     OF RIGHTS, PREFERENCES, PRIVILEGES, AND
             RESTRICTIONS OF 8% SERIES C CONVERTIBLE PREFERRED STOCK

David L. Lokken and Daniel J. Lubeck certify that:

A) They are the president and secretary, respectively, of Hawker Pacific Aerospace, a California corporation.

B)   The Board of Directors has duly adopted the following resolution:

     RESOLVED, that a series of the class of authorized Preferred Stock of the Corporation hereby is created, and that the designation and amount thereof and the rights, preferences and restrictions of the shares of the series are as follows:

     Section 1. DESIGNATION, AMOUNT AND PAR VALUE. The series of preferred stock all be designated as its 8% Series C Convertible Preferred Stock (the "PREFERRED STOCK") and the number of shares so designated shall be 300 (which shall not be subject to increase without the consent of the holders of 66-2/3% of the Preferred Stock (each, a "HOLDER" and collectively, the "HOLDERS")). Each share of Preferred Stock shall have no par value and a stated value equal to the sum of $10,000 plus all accrued dividends to the date of determination to the extent not previously paid in cash in accordance with the terms hereof (the "STATED VALUE").

     Section 2.   DIVIDENDS.

     (a) Holders shall be entitled to receive, out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 8% per annum, payable on the Conversion Date (as defined herein) for such share, in cash or shares of Common Stock (as defined in Section 8). Payment in the form of Common Stock shall be valued at the then applicable Conversion Price. Subject to the terms and conditions herein, the decision whether to pay dividends hereunder in Common Stock or cash shall be at the discretion of the Company. The Company shall provide the Holders written notice of its intention to pay dividends in cash or shares of Common Stock not less than ten (10) days prior to each Conversion Date for so long as shares of Preferred Stock are outstanding. Failure to timely provide such written notice shall be deemed (if permitted hereunder) an election by the Company to pay dividends for such period in shares of Common Stock pursuant to the terms hereof. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date (as defined in Section 8), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Preferred Stock, such payment shall be distributed ratably among the Holders based upon the number of shares of Preferred Stock held by each Holder. Any dividends to be paid in cash hereunder that are not paid within three (3) Trading Days (as defined in Section 8) following a Conversion Date shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 18% per annum or the lesser maximum


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

rate permitted by applicable law (such fees to accrue daily, from the date such dividend is due hereunder through and including the date of payment).

     (b) Notwithstanding anything to the contrary contained herein, the Company must pay dividends in cash if, as permitted under applicable law:

          (i) the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes is insufficient to pay such dividends in shares of Common Stock;

          (ii) after the Dividend Effectiveness Date (as defined in Section 8), Underlying Shares (as defined in Section 8) (x) are not registered for resale pursuant to an effective Underlying Shares Registration Statement (as defined in Section 8) or (y) may not be sold without volume restrictions pursuant to Rule 144 promulgated under the Securities Act (as defined in Section 8), as determined by counsel to the Company pursuant to a written opinion letter, addressed to the Company's transfer agent in the form and substance acceptable to the applicable Holder and such transfer agent (if the Company is permitted and elects to pay dividends in shares of Common Stock under this clause (ii) prior to the Dividend Effectiveness Date and thereafter an Underlying Shares Registration Statement shall be declared effective by the Commission (as defined in Section 8), the Company shall, within three (3) Trading Days after the date of such declaration of effectiveness, exchange such Underlying Shares for shares of Common Stock that are free of restrictive legends of any kind);

          (iii) the Common Stock is not then listed or quoted on the Nasdaq National Market ("NASDAQ"), or on the New York Stock Exchange, American Stock Exchange or Nasdaq SmallCap Market (each, a "SUBSEQUENT Market");

          (iv) the Company has failed to timely satisfy its conversion obligations hereunder; or

          (v) the issuance of the Underlying Shares issuable as payment of such dividend would result in a violation of Section 5(a)(ii) or the rules of the Nasdaq Stock Market or any other rules and regulations governing any Subsequent Market on which the Common Stock is then listed or quoted for trading.

     (c) So long as any Preferred Stock shall remain outstanding, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 8), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5 or dividends due and paid in the ordinary course on preferred stock of the Company at such times when the Company is in compliance with its payment and other obligations hereunder) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Preferred Stock.

     Section 3. VOTING RIGHTS. Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the

Holders of a majority of the shares of the Preferred Stock then outstanding,
(a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Determination, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) senior to or otherwise pari passu with the Preferred Stock, (c) amend its articles of incorporation or other charter documents so as to affect adversely any rights of the Holders, (d) increase the authorized number of shares of Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

     Section 4. LIQUIDATION. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "LIQUIDATION"), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value per share before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of 50% or more of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 33% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies into one or more companies not wholly-owned by the Company shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder.

     Section 5.   CONVERSION.

     (a)(i) CONVERSIONS AT OPTION OF HOLDER. Shares of Preferred Stock shall be convertible into shares of Common Stock (subject to the limitations set forth in Section 5(a)(ii)), at the Conversion Ratio (as defined in Section 8), at the option of the Holder at any time and from time to time commencing on the Original Issue Date on the terms and at the conversion prices set forth herein. Holders shall effect conversions by surrendering the certificate or certificates representing the shares of Preferred Stock to be converted to the Company, together with the form of conversion notice (a "CONVERSION NOTICE") in the form of Exhibit G of the Purchase Agreement. Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice by facsimile (the "CONVERSION DATE"). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is deemed delivered hereunder. If the Holder is converting less than all shares of Preferred Stock represented by the certificate or certificates tendered by the Holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such Holder (in the manner and within the time set forth in Section 5(b)) a certificate representing the number of shares of Preferred Stock as have not been converted.

          (ii) CERTAIN CONVERSION RESTRICTIONS.
          (A) A Holder may not convert shares of Preferred Stock to the extent such conversion would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the rules promulgated thereunder) in excess of 4.999% or 9.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon such conversion and held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.999% or 9.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof (including as a result of any other exercise or conversion of other derivative or convertible instruments of the Company), the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the shares of Preferred Stock are convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Notice of Conversion for a number of shares of Preferred Stock that would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the exercise for the maximum number of shares of Preferred Stock permitted to be converted on such Conversion Date in accordance with the periods described herein and disregard the balance of such Conversion Notice, as if never delivered. The provisions of this Section with respect to either the 4.999% or the 9.999% restriction may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Company. Other Holders shall be unaffected by any such waiver. The existence of this restriction is generally required by the staff of the Securities and Exchange Commission to be contained in the Certificate of Determination or similar instrument defining the rights of the Holders.

          (B)   [Intentionally left blank]

          (C) If the Common Stock is then listed for trading on the NASDAQ or the Nasdaq National Market and the Company has not obtained the Shareholder Approval (as defined below), then the Company may not issue in excess of 1,164,386 shares of Common Stock upon conversions of Preferred Stock (such number of shares, the "ISSUABLE MAXIMUM"). The Issuable Maximum equals 19.999% of the number of shares of Common Stock outstanding immediately prior to the closing of transactions set forth in the Purchase Agreement multiplied by the quotient obtained by dividing (x) the number of shares of Preferred Stock issued and sold to the original Holder on the Original Issue Date by (y) the number of shares of Preferred Stock issued and sold by the Company on the Original Issue Date. If on any Conversion Date (A) the shares of Common Stock are listed for trading on the NASDAQ or the Nasdaq National Market, (B) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion in full of all then outstanding shares of Preferred Stock, together with any shares of Common Stock previously issued upon conversion of shares of Preferred Stock, would exceed the Issuable Maximum, and
(C) the Company shall not have previously obtained the vote of shareholders (the "SHAREHOLDER APPROVAL"), if any, as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) applicable to approve the issuance of shares of Common Stock in excess of the Issuable Maximum pursuant to the terms hereof, then the Company shall issue to the Holder requesting a conversion a number of shares of Common Stock equal to the Issuable Maximum and, with respect to the remainder of the aggregate Stated Value of the shares of Preferred Stock then held by such Holder for which a conversion in accordance with the Conversion Price would result in an issuance of shares of Common Stock in excess of the Issuable Maximum (the "EXCESS STATED VALUE"), the converting Holder shall have the option to require the Company to either (1) use its best efforts to obtain the Shareholder Approval applicable to such issuance as soon as is possible, but in any event not later than the 60th day after such request, or (2) redeem for an amount in cash equal to the Mandatory Redemption Amount (as defined in Section 8) for the Excess Stated Value. If the converting Holder shall have elected the first option pursuant to the immediately preceding sentence and the Company shall have failed to obtain the Shareholder Approval on or prior to the 60th day after the delivery of the proxy materials, then within three (3) Business Days of such 60th day, the Company shall redeem the excess Stated Value for an amount in cash equal to the Mandatory Redemption Amount for the Excess Stated Value. If the Company fails to pay the Mandatory Redemption Amount in full pursuant to this Section within seven (7) days after the date payable, the Company will pay interest thereon at a rate of 18% per annum or such lesser maximum amount that is permitted to be paid by applicable law, to the converting Holder, accruing daily from the Conversion Date until such amount, plus all such interest thereon, is paid in full. The Company and the Holder understand and agree that shares of Common Stock issued to and then held by the Holder as a result of conversions of Preferred Stock shall not be entitled to cast votes on any resolution to obtain Shareholder Approval pursuant hereto.

     (b)(i) Not later than three (3) Trading Days after each Conversion Date, the Company will deliver to the Holder (A) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1(b) of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock (subject to the limitations set forth in Section 5(a)(ii) hereof), (B) one or more certificates representing the number of shares of Preferred Stock not converted and (C) a bank check in the amount of accrued and unpaid dividends (if the Company has timely elected or is required to pay accrued dividends in cash). Notwithstanding the foregoing or anything to the contrary contained herein, the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Preferred Stock until one
(1) Trading Day after certificates evidencing such shares of Preferred Stock are delivered for conversion to the Company, or the Holder of such Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company shall, upon request of the Holder, if available, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

     (c)(i) The conversion price for each share of Preferred Stock in effect on any Conversion Date (the "CONVERSION PRICE") shall equal the lesser of (1) $7.37 (the "FIXED CONVERSION PRICE") and (2) Variable Conversion Price (as defined in
Section 8).

Notwithstanding the foregoing, the following shall govern the determination of the Conversion Price: (i) from the Original Issue Date to the expiration of the third month thereafter, all conversions shall be at the Fixed Conversion Price;
(ii) during the fourth month following the Original Issue Date a Holder may convert up to 5% of the shares of Preferred Stock issued to it on the Original Issue Date at the Variable Conversion Price, and all other conversions by such Holder during such month shall be at the Fixed Conversion Price; (iii) during the fifth month following the Original Issue Date a Holder may convert an additional 5% of the shares of Preferred Stock issued to it on the Original Issue Date, measured on a cumulative basis with prior months (accordingly, if during the fourth month following the Original Issue Date a Holder converted no shares of Preferred Stock, then during the fifth month up to 10% of the shares of Preferred Stock issued to such Holder on the Original Issue Date may be converted by such Holder at the Variable Conversion Price); (iv) during the sixth month following the Original Issue Date a Holder can convert up to an additional 10% of the shares of Preferred Stock issued to it on the Original Issue Date, measured on a cumulative basis with prior months (accordingly, if prior to the sixth month following the Original Issue Date a Holder converted no shares of Preferred Stock, then during the sixth month up to 20% of the shares of Preferred Stock issued to such Holder on the Original Issue Date may be converted by such Holder at the Variable Conversion Price); (v) during the seventh month following the Original Issue Date a Holder can convert up to an additional 15% of the shares of Preferred Stock issued to it on the Original Issue Date, measured on a cumulative basis with prior months (accordingly, if prior to the seventh month following the Original Issue Date a Holder converted no shares of Preferred Stock, then during the seventh month up to 35% of the shares of Preferred Stock issued to such Holder on the Original Issue Date may be converted by such Holder at the Variable Conversion Price); (vi) during the eighth month following the Original Issue Date a Holder can convert up to an additional 20% of the shares of Preferred Stock issued to it on the Original Issue Date, measured on a cumulative basis with prior months (accordingly, if prior to the eighth month following the Original Issue Date a Holder converted no shares of Preferred Stock, then during the eighth month up to 55% of the shares of Preferred Stock issued to such Holder on the Original Issue Date may be converted by such Holder at the Variable Conversion Price); (vii) during the ninth month following the Original Issue Date a Holder can convert up to an additional 20% of the shares of Preferred Stock issued to it on the Original Issue Date, measured on a cumulative basis with prior months (accordingly, if prior to the ninth month following the Original Issue Date a Holder converted no shares of Preferred Stock, then during the ninth month up to 75% of the shares of Preferred Stock issued to such Holder on the Original Issue Date may be converted by such Holder at the Variable Conversion Price); (viii) during the tenth month following the Original Issue Date a Holder can convert up to an additional 20% of the shares of Preferred Stock issued to it on the Original Issue Date, measured on a cumulative basis with prior months (accordingly, if prior to the tenth month following the Original Issue Date a Holder converted no shares of Preferred Stock, then during the tenth month up to 95% of the shares of Preferred Stock issued to such Holder on the Original Issue Date may be converted by such Holder at the Variable Conversion Price) and (ix) from and after the eleventh month following the Original Issue Date, all conversion shall be at the lower of the Fixed Conversion Price and the Variable Conversion Price.

          (ii) If the Company, at any time while any shares of Preferred Stock are outstanding, shall issue rights, warrants or options to all holders of Common Stock entitling them

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to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value at the record date mentioned below, then the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights, warrants or options, plus the number of shares of Common Stock which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock offered for subscription or purchase. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right, warrant or option to purchase shares of Common Stock the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section 5(c)(ii), if any such right, warrant or option shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration shall be recomputed and effective immediately upon such expiration shall be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 5 upon the issuance of other rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights, warrants, or options been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights, warrants or options actually exercised.

          (iii) If the Company or any subsidiary thereof, as applicable with respect to Common Stock Equivalents (as defined below), at any time while any shares of Preferred Stock are outstanding, shall issue shares of Common Stock or rights, warrants, options or other securities or debt that is convertible into or exchangeable for shares of Common Stock, except for the Series C Preferred Stock, and Series D Preferred Stock (the next series of preferred stock to be issued) if the Fixed Conversion Price for the Series D Preferred Stock determined in a manner consistent with the Series C Preferred Stock is less than $7.37, warrants issued in connection thereto and to Brighton Capital, Ltd. ("COMMON STOCK EQUIVALENTS"), entitling any Person to acquire shares of Common Stock at a price per share less than the Conversion Price on the Trading Day before the Board of Directors approves such issuance and on the date of such issuance (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance at a price less than the prevailing Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price), then the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Common Stock or such Common Stock Equivalents plus the number of shares of Common Stock which the offering price for such shares of Common Stock or Common Stock Equivalents would purchase at the Conversion Price, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock so issued or issuable, PROVIDED, that for purposes hereof, all shares of Common Stock that are issuable upon conversion, exercise or exchange of Common Stock Equivalents shall be deemed outstanding immediately after the issuance of such Common Stock Equivalents. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. However, upon the expiration of any Common Stock Equivalents the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section, if any such Common Stock Equivalents shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section after the issuance of such Common Stock Equivalents) had the adjustment of the Conversion Price made upon the issuance of such Common Stock Equivalents been made on the basis of offering for subscription or purchase only that number of shares of the Common Stock actually purchased upon the exercise of such Common Stock Equivalents actually exercised.

          (iv) If the Company, at any time while shares of Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 5(c)(ii)-(iv)), then in each such case the Conversion Price at which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding shares of Common Stock as determined by the Board of Directors in good faith; PROVIDED, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, if the Holders of a majority in interest of the Preferred Stock dispute such valuation, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "APPRAISER") selected in good faith by the Holders of a majority in interest of the shares of Preferred Stock then outstanding; and PROVIDED, FURTHER, that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in good faith, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

          (v) All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

          (vi) Notwithstanding anything herein to the contrary, whenever the Conversion Price is adjusted pursuant to Section 5(c),(iii),(iv), or (v), the Fixed Conversion Price shall likewise also be adjusted in the same manner as the Conversion Price. Whenever either the Conversion Price or the Fixed Conversion Price is adjusted pursuant to Section 5(c)(ii),(iii),(iv), or (v), the Company shall promptly mail to each Holder, a notice setting forth the Conversion Price or the Fixed Conversion Price (as applicable) after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

          (vii) In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (other than compulsory share exchanges which constitute Change of Control Transactions), the Holders of the Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Holders of the Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

          (viii) In case of any (1) merger or consolidation of the Company with or into another Person that would constitute a Change of Control Transaction, or
(2) sale by the Company of more than one-half of the assets of the Company (on an as valued basis) in one or a series of related transactions, or (3) tender or other offer or exchange (whether by the Company or another Person) pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, stock, cash or property of the Company or another Person, a Holder shall have the right thereafter to (A) convert its shares of Preferred Stock into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such merger, consolidation or sales would have been entitled or (B) in the event of an exchange or tender offer or other transaction contemplated by clause (3) of this Section, tender or exchange its shares of Preferred Stock for such securities, stock, cash and other property receivable upon or deemed to be held by holders of Common Stock that have tendered or exchanged their shares of Common Stock following such tender or exchange, and such Holder shall be entitled upon such exchange or tender to receive such amount of securities, cash and property as the shares of Common Stock into which such shares of Preferred Stock could have been converted (taking into account all then accrued and unpaid dividends) immediately prior to such tender or exchange would have been entitled as would have been issued. The terms of any such merger, sale, consolidation, tender or exchange shall include such terms so as continue to give the Holders of Preferred Stock the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events. The rights set forth in this Section 5(c)(viii) shall not alter the rights of a Holder set forth in Section 7, provided, that, a Holder may only exercise the rights set forth in this Section 5(c)(viii) or the rights set forth in Section 7 with respect to a single event giving rise to such rights.

          (ix) If (a) the Company shall declare a dividend (or any other distribution) on the Common Stock, (b) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (c) the Company shall authorize the granting to all holders of Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (d) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property, or (e) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Preferred Stock, and shall cause to be mailed to the Holders at their last addresses as they shall appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange. Holders are entitled to convert shares of Preferred Stock during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

     (d) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of Preferred Stock and payment of dividends on Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall be issuable (taking into account the provisions of Section 5(a) and Section 5(c)) upon the conversion of all outstanding shares of Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable.

     (e) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder of a share of Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

     (f) The issuance of certificates for Common Stock on conversion of Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted.

     (g) Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued.

     (h) Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Financial Officer of the Company addressed to 11240 Sherman Way, Sun Valley, California 91352 or to facsimile number (818) 765-8078 and (818) 765-2416, or to such other address or facsimile number as shall be specified in writing by the Company for such purpose. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 8:00 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 8:00 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

     Sections 6 and 7  [Intentionally left blank]

     Section 8. DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings:

          "CHANGE OF CONTROL AMOUNT" for each share of Preferred Stock means the sum of (i) the product of (1) the Redemption Rate and (2) the Stated Value and
(ii) all other amounts, costs, expenses and liquidated damages due in respect of such share of Preferred Stock due hereunder or under the Purchase Agreement.

          "CHANGE OF CONTROL TRANSACTION" means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 33% of the voting securities of the Company, (ii) a replacement at one time or over time of more than one-half of the members of the Company's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (iii) the merger of the Company with or into another entity that is not wholly-owned by the Company, consolidation or sale of all or substantially all of the assets of the Company in one or a series of related transactions, or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

          "COMMISSION" means the Securities and Exchange Commission.

          "COMMON STOCK" means the Company's common stock, no par value, and stock of any other class into which such shares may hereafter have been reclassified or changed.

          "CONVERSION RATIO" means, at any time, a fraction, the numerator of which is Stated Value and the denominator of which is the Conversion Price at such time.

          "DISCOUNT RATE" means (i) during the period commencing on the 4th month following the Original Issue Date and ending on the expiration of the 7th month following the Original Issue Date, 88%, (ii) during the period commencing on the 8th month following the Original Issue Date and ending on the expiration of the 10th month following the Original Issue Date, 84%, and (iii) then and after the commencement of the 11th month following the Original Issue Date, 80%.

          "DIVIDEND EFFECTIVENESS DATE" means the earlier to occur of (x) the Effectiveness Date (as defined in the Registration Rights Agreement) and (y) the Effective Date.

          "EFFECTIVE DATE" means the date that the Underlying Shares Registration Statement is first declared effective by the Commission.

          "JUNIOR SECURITIES" means the Common Stock and all other equity and equity equivalent securities of the Company.

          "MANDATORY REDEMPTION AMOUNT" for each share of Preferred Stock means the sum of (i) the greater of (A) 125% of the Stated Value and (B) the product of (a) the Per Share Market Value on the Trading Day immediately preceding (x) the date of the Triggering Event or the Conversion Date, as the case may be, or
(y) the date of payment in full by the Company of the applicable redemption price, whichever is greater, and (b) the Conversion Ratio calculated on the date of the Triggering Event, or the Conversion Date, as the case may be, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such share of Preferred Stock.

          "ORIGINAL ISSUE DATE" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

          "PER SHARE MARKET VALUE" means on any particular date (a) the closing bid price per share of Common Stock on such date on the NASDAQ or on the Subsequent Market on which the Common Stock is then listed or quoted, or if there is no such price on such date, then the closing bid price on the NASDAQ or on such Subsequent Market on the date nearest preceding such date, or (b) if the Common Stock is not then listed or quoted on the NASDAQ or on a Subsequent Market, the closing bid price for a shares of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Stock are not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holders of a majority of the shares of the Preferred Stock.

          "PERSON" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

          "PURCHASE AGREEMENT" means the Convertible Preferred Stock Purchase Agreement, dated as of the Original Issue Date, to which the Company and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

          "REDEMPTION RATE" means (i) from the Original Issue Date to the expiration of the of the 3rd month following the Original Issue Date, 105%, (ii) from the commencement of the 4th month following the Original Issue Date to the expiration of the 6th month following the Original Issue Date, 112.5%, and (iii) from and after the commencement of the 7th month following the Original Issue Date, 120%.

          "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of the Original Issue Date, to which the Company and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

          "TRADING DAY" means (a) a day on which the Common Stock is traded on the NASDAQ or on the Subsequent Market on which the Common Stock is then listed or quoted, as the case may be, or (b) if the Common Stock is not listed on the NASDAQ or on a Subsequent Market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); PROVIDED, HOWEVER, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and
(c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

          "UNDERLYING SHARES" means, collectively, the shares of Common Stock into which the shares of Preferred Stock are convertible and the shares of Common Stock issuable upon payment of dividends thereon in accordance with the terms hereof.

          "UNDERLYING SHARES REGISTRATION STATEMENT" means a registration statement that meets the requirements of the Registration Rights Agreement and registers the resale of all Underlying Shares by the Holder, who shall be named as a "selling stockholder" thereunder.

          "VARIABLE CONVERSION PRICE" means the product obtained by multiplying the Discount Rate (as defined in Section 8) and the average of the five (5) lowest Per Share Market Values during the thirty (30) Trading Days immediately preceding the applicable Conversion Date (which, at the Holder's option may include Trading Days prior to the Initial Floating Conversion Date), PROVIDED, that such thirty (30) Trading Day period shall be extended for the number of Trading Days during such period in which (A) trading in the Common Stock is suspended by the NASDAQ or a Subsequent Market on which the Common Stock is then listed, or (B) after the Effective Date, the Underlying Shares Registration Statement is either not effective or the Prospectus included in the Underlying Shares Registration Statement may not be used by the Holder for the resale of Underlying Shares.

C) The number of shares of 8% Series C Convertible Preferred Stock is 300, none of which have been issued.

     The undersigned declare under penalty under the laws of the State of California that he has read the foregoing certificate and knows the contents thereof and that the same is true of his own knowledge.



Dated: /s/ 12-9-99                            /s/  David L. Lokken
       ----------------------------           --------------------------------
                                              David L. Lokken, President



                                              /s/  Daniel J. Lubeck
                                              --------------------------------
                                              Daniel J. Lubeck, Secretary